The Netherlands Office ∙ Keizersgracht 683 ∙ 1017 DW Amsterdam

Employment Agreement

The undersigned:
1.BROWN-FORMAN NETHERLANDS B.V. a private limited liability company having its registered office in Amsterdam, and its office address at Keizersgracht 683, 1017 DW Amsterdam, for the purposes represented by Sonia Maack, hereinafter to be referred to as the “Employer” or the “Company”;
and

2.Yiannis Pafilis, born on 3 December 1970, residing at [ADDRESS] hereinafter to be referred to as the “Employee”.
In this Employment Agreement, the use of “he”, “him” and “his” also refers to “she”, “her” and “hers”. Together referred to as: the "Parties”.
WHEREAS:
a.the Employee has been continuously employed by the Employer (or its affiliated entities), and the Parties wish to record the terms of employment in this new employment agreement hereinafter referred to as ‘the Employment Agreement’, which supersedes all prior employment agreements between the Parties;
b.the Employee has also been appointed as Director of the Company within the meaning of the Company’s Articles of Association by shareholder’s resolution dated December 1. 2023 (“Director”);
c.this Employment Agreement sets out in writing the terms of employment agreed between the Parties.
HAVE AGREED AS FOLLOWS:
1.COMMENCEMENT, TERM AND NOTICE
1.1This Employment Agreement is entered into for an indefinite period of time. The Employee’s accrued service date for all purposes under this Employment Agreement is 23 September 1998.
1.2No probation period applies.
1.3The Employment Agreement can be terminated by either party, with due observance of the statutory notice period. Notice may be given in writing only. In the Employee’s capacity as a Managing Director, the shareholders may resolve to dismiss the Employee as Director at any time in accordance with Book 2 of the Dutch Civil Code and the Articles of Association. Such resolution of the shareholders to dismiss the Employee as Director will in principle also result in the termination of this Employment Agreement. The procedure for termination of this Employment Agreement, separate from the corporate dismissal, is regulated in Title 7.10 of the Dutch Civil Code.
1.4    The Employment Agreement will end in any event without notice being required at the date the Employee reaches the pensionable age (in Dutch: AOW-gerechtigde leeftijd) set by the Dutch Government.

2.CHANGE OF EMPLOYMENT CONDITIONS

2.1The Employer reserves the right to change the employment conditions contained in and all arrangements made on the basis of this Employment Agreement within the bounds of reasonableness if it believes that it has a weighty interest in doing so, such at the discretion of the Employer. The changes will be made following consultation with the Employee.
3.BUSINESS GUIDELINES AND POLICIES
3.1The provisions of the Business Policies & Procedures form an integral part of this Employment Agreement. The Employee agrees to comply with all of the applicable Business Procedures & Policies as provided by the Employer. The Employee also agrees that the Business Policies & Procedures and other documentation in relation to the Employment Agreement will be provided electronically.
3.2    The Employer will be entitled to unilaterally amend the content of the Business Policies & Procedures if and insofar as the Employer has a weighty reason to do so and to the extent that the Employee’s interests, insofar as they are harmed by the amendment, must yield thereto in accordance with the principles of reasonableness and fairness.
4.POSITION
4.1The Employee is employed by the Employer in the position of Executive Vice President, President EU, Africa and APAC (shared). In addition, the Employee serves as a Director of the Company in accordance with the Company’s Articles of Association. When performing their duties, the Employee will at all times comply with the Company’s Articles of Association.
4.2The Employee is obliged to perform all work assigned to them by or on behalf of the Employer and/or its general meeting of shareholders and/or its affiliated companies in the framework of their position to the best of their ability and in accordance with the instructions given. The Employee will use the company resources entrusted to them with care.
4.3Without the Employer’s prior written consent, the Employee will not perform any other work for pay during his employment term, nor will he, alone or with others, directly or indirectly, establish or conduct a business that is competitive with the Employer’s business, whatever its form, or take any financial interest in or perform work for such a business, whether or not for consideration.
5.WORKING HOURS AND WORK PLACE
5.1The workweek will run from Monday to Friday. The working hours amount to 40 hours a week. The usual office hours will run from 9.00 a.m. to 18.00 p.m. with a daily unpaid break of a maximum of one hour.
5.2The Employee will primarily perform his work at the Employer’s offices in Amsterdam. Given the international scope of the Employee’s role, the Employee will also be required to travel to and work at various locations across Europe, Africa and Asia-Pacific, as well as at the offices of Brown-Forman Corporation in Louisville, Kentucky, United States. The Employer will be entitled to relocate the Employee’s work place if the company’s interests so require.

5.3The Employee covenants that, at the Employer’s request, he will work overtime outside the normal working hours whenever a proper performance of his duties so requires. With respect to said overtime, sufficient remuneration shall be deemed included in the Employee’s compensation as defined in this Employment Agreement and the Compensation Exhibit. The Employee shall therefore not be entitled to any additional remuneration for overtime.
6.COMPENSATION
6.1Full details of the Employee’s compensation, including base salary, holiday allowance, short-term and long-term incentive eligibility, and all other compensation components, are set out in the Compensation Exhibit attached to this Employment Agreement as Exhibit A. The Compensation Exhibit may be updated from time to time by the Employer to reflect changes to the Employee’s compensation. The most recent version of the Compensation Exhibit will be deemed to form part of this Employment Agreement.
7.LEAVE AND HOLIDAYS
7.1The Employee will be entitled to holidays in accordance with Brown-Forman’s Vacation Days - The Netherlands 2025. Other paid leave entitlements are set out in Brown-Forman’s Employee Handbook Netherlands, as applicable from time to time.
8.PENSION
8.1For the duration of the Employment Agreement, the Employee will participate in the mandatory sector pension fund for the retail sector (Pensioenfonds Detailhandel) in accordance with the pension regulations as they read from time to time. Details of the pension scheme are set out in the Brown-Forman Benefits Summary attached to this Employment Agreement.
8.2The Employer offers its Employees a supplementary pension scheme in addition to the mandatory sector pension fund for the retail sector (Pensioenfonds Detailhandel), provided that the relevant conditions are met by the Employee.
9.CONFIDENTIALITY CLAUSE
9.1Neither during the term of the Employment Agreement nor upon termination thereof may the Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies, which the Employee could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Employee learned of the particulars.
10. SIDELINES
10.1The Employee must generally refrain from undertaking any activity that might adversely affect the relationship between the Employer or any of its affiliates and their clients, customers or business relations.

11.NON-SOLICITATION
11.1Neither during the term of the Employment Agreement nor for a period of 12 (twelve) months after the termination thereof may the Employee, without the Employer’s prior written consent, directly or indirectly induce employees of the Employer or of a company affiliated with it to terminate their employment contracts, in order to compete in any way whatsoever with the Employer or a company affiliated with it.
11.2Upon each breach of the prohibitions contained in this clause, the period referred in paragraph 1 of this clause will be extended by the duration of that breach.
12.BUSINESS RELATIONS
12.1Neither during the term of the Employment Agreement nor for a period of 12 (twelve) months after the termination thereof may the Employee, without the Employer’s prior written consent, approach the clients, customers or business relations referred to above either directly or indirectly, whether for his own purposes or for those of third parties, in order to induce them to terminate their relationship with the Employer or any of its affiliates, whether or not in favor of a competitor.
12.2The potential clients, customers and business relations that are mentioned in the offer file of the Employer and/or with whom the Employer entered into negotiations regarding possible assignments, before or at the date of the termination of the Employment Agreement, fall within the scope of the abovementioned clients, customers, and business relations.
12.3The Employee must generally refrain from undertaking any activity that might adversely affect the relationship between the Employer or any of its affiliates and their clients, customers or business relations.
12.4Upon each breach of the prohibitions contained in this clause, the period referred in paragraph 1 of this clause will be extended by the duration of that breach.
13.PENALTY CLAUSE
13.1Notwithstanding the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates one or more of the confidentiality, sidelines, non-solicitation, business relations contained in the clauses 4.2, 9, 10, 11, and 12, he will forfeit to the Employer an immediately due and payable penalty without a notification or notice of default being required, of 2 (two) months’ salary for each single violation, as well as a penalty of 20% of a month’s salary for each day that the violation continues (to the extent that this is possible), without prejudice to the Employer’s right to claim full compensation instead of that penalty.
14.INTELLECTUAL PROPERTY RIGHTS
14.1All intellectual property rights, including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights ensuing, in the Netherlands and abroad, resulting from the work performed by the Employee under this Employment Agreement (hereafter referred to as the ‘Performance’), will exclusively vest in the Employer. The Employee may not independently disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of any third party, or commission the registration of the results of his work.

14.2Insofar as the rights specified hereinafter are not vested in the Employer by operation of law on the grounds of the Employment Agreement between the Parties, the Employee covenants that he will transfer and, insofar as possible, hereby transfers to the Employer any intellectual property rights of any nature in or arising from the Performance in the discharge of his duties, both in the Netherlands and abroad and undertake to fully co-operate to enable the legal completion of such transfer.
14.3Insofar as the intellectual property rights cannot be transferred, the Employee hereby grants the Employer the free, global, perpetual, transferable and exclusive right to use the intellectual property rights resulting from the Performance.
14.4The Employee acknowledges that the salary he receives for the Performance under this Employment Agreement constitutes reasonable compensation for the transfer and use of intellectual property rights as referred to above.
14.5Insofar as the intellectual property rights are not capable of being transferred and insofar as permitted by law, the Employee hereby waives, for now and for the future, his global moral rights under the intellectual property rights, such as Section 25 of the Copyright Act (in Dutch: Auteurswet) and similar stipulations in foreign legislation and regulations and covenants.
15.DIRECTOR’S LIABILITY
15.1The Employee will be covered by the director’s liability insurance policy taken out by and on behalf of the Employer. The premiums for his insurance policy are paid by the Employer.
16.COLLECTIVE LABOUR AGREEMENT
16.1No collective labour agreement applies to this Employment Agreement.
17.APPLICABLE LAW
17.1This Employment Agreement will be governed by the laws of the Netherlands.
17.2Any dispute(s) that may arise with respect to this Employment Agreement and the appendices will be brought before Dutch court(s).
18.SUBSTITUTION IN THE EVENT OF REVOCATION
18.1If this Employment Agreement should contain any invalid provisions, the other provisions will retain their full effect. The invalid provisions shall be replaced by a valid provision that is, to the greatest extent possible, similar to that of the original provisions, given the contents and purpose of this Employment Agreement.
Drawn up in duplicate originals and signed in Amsterdam on May 22, 2026.

/s/ Sonia Maack	/s/ Yiannis Pafilis
Brown-Forman Netherlands B.V.	Employee:
By: Sonia Maack	Yiannis Pafilis
Director

EXHIBIT A: COMPENSATION EXHIBIT